Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 13 DATED JANUARY 3, 2018
TO THE PROSPECTUS DATED APRIL 26, 2017

This document supplements, and should be read in conjunction with, our prospectus dated April 26, 2017, as supplemented by Supplement No. 1 dated April 26, 2017, Supplement No. 2 dated May 1, 2017, Supplement No. 3 dated May 17, 2017, Supplement No. 4 dated June 1, 2017, Supplement No. 5 dated July 3, 2017, Supplement No. 6 dated August 1, 2017, Supplement No. 7 dated August 15, 2017, Supplement No. 8 dated September 5, 2017, Supplement No. 9 dated October 3, 2017, Supplement No. 10 dated November 1, 2017, Supplement No. 11 dated November 15, 2017 and Supplement No. 12 dated December 1, 2017. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of December 2017;

•	the distribution declared by our board of directors for our Class A, Class I and Class T shares for the first quarter of 2018; and

•	the limit on redemptions pursuant to our share redemption plan for the first quarter of 2018.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of December 2017:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
December 1, 2017	$13.65	$13.74	$13.66
December 4, 2017	$13.64	$13.73	$13.65
December 5, 2017	$13.64	$13.73	$13.64
December 6, 2017	$13.64	$13.73	$13.64
December 7, 2017	$13.64	$13.73	$13.65
December 8, 2017	$13.65	$13.74	$13.65
December 11, 2017	$13.65	$13.74	$13.65
December 12, 2017	$13.65	$13.74	$13.66
December 13, 2017	$13.66	$13.75	$13.66
December 14, 2017	$13.66	$13.75	$13.66
December 15, 2017	$13.66	$13.75	$13.67
December 18, 2017	$13.67	$13.76	$13.67
December 19, 2017	$13.65	$13.74	$13.65
December 20, 2017	$13.64	$13.73	$13.64
December 21, 2017	$13.65	$13.74	$13.65
December 22, 2017	$13.66	$13.75	$13.66
December 26, 2017	$13.69	$13.78	$13.70
December 27, 2017	$13.70	$13.79	$13.71
December 28, 2017	$13.71	$13.81	$13.73
December 29, 2017	$13.74	$13.84	$13.77

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.

Distribution Declaration
Our board of directors authorized and declared daily cash distributions of $0.00189004 per share for the period commencing on January 1, 2018 and ending on March 31, 2018 for each outstanding share of Class A, Class I and Class T common stock (before adjustment for any class-specific fees). The distribution will be paid monthly in arrears.
Share Redemption Plan Limit
For the quarter ended March 31, 2018, the limit for redemptions pursuant to our share redemption plan is $7,523,158.